Certificate of Designation of Rights and Preferences
                for Series B Convertible Preferred Stock
                                     of
                              fonix corporation

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware, fonix corporation, a Delaware corporation (the "Company"), does hereby certify:

     FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolution(s) establishing a new series of Preferred Stock of the Company, consisting of 125,000 shares designated "Series B Convertible Preferred Stock," with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions :

     FURTHER RESOLVED, that the Company's Board of Directors hereby unanimously approves the designation and issuance of the Series B Preferred Stock according to the terms and conditions as set forth in Exhibit B and authorizes and instructs the Company's officers to proceed in filing the Certificate of Designation with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series B Preferred Stock.

     SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated this 24th day of October, 1997.

                                        fonix corporation



                                        By: /s/ ROGER D. DUDLEY
                                           ----------------------------
                                           Roger D. Dudley

                                           Title: Executive Vice President

EXHIBIT B

            SERIES B CONVERTIBLE PREFERRED STOCK TERMS

      Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 125,000. Each share of Preferred Stock shall have a par value of $.0001 per share and a stated value of $20 per share (the "Stated Value").

      Section 2.  Dividends.

     (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1997, and on each Conversion Date (as hereinafter defined), cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable in cash or shares of Common Stock (as defined in Section 6) at the option of the Company. The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the Conversion Price (as defined in Section 5(c)(i)) then in effect. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Original Issue Date (as defined in Section 6), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares then held by each holder. In order for the Company to exercise its right to pay dividends in shares of Common Stock, the Company shall, no less than five (5) Trading Days prior to the first day of the calendar quarter in which a dividend payment date (other than a Conversion Date) occurs, provide the holders of the Preferred Stock written notice of its intention to pay dividends in shares of Common Stock.

       (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if: ( the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, ( such shares are not registered for resale pursuant to an effective Underlying Securities
      Registration Statement (as defined in Section 6) and may not be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed and acceptable to the Company's transfer agent or other Person performing functions similar thereto, ( such shares are not listed for trading on the Nasdaq SmallCap Market, Nasdaq National Market, The New York Stock Exchange or the American Stock Exchange (and any other exchange, market or trading facility in which the Common Stock is then listed for trading), ( the issuance of such shares would result in the recipient thereof beneficially owning, determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the then issued and outstanding shares of Common Stock, unless the issuance of shares of Common Stock in excess of such amount is then permitted by Section 3.9 of the Purchase Agreement, or (v) the Company shall have failed to timely satisfy its obligations pursuant to any Conversion Notice.

     Payment of dividends in shares of Common Stock is further subject to the provision of Section 5(a)(ii).

     (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 6), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

      Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiary not to, without the affirmative vote of 66 of the holders of all of the shares of the Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock,
(d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (e) increase the authorized or designated number of shares of Preferred Stock, (f) issue any additional shares of Preferred Stock or
(g) enter into any agreement with respect to the foregoing.

      Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

      Section 5.  Conversion.

     (a)(i) Each share of Preferred Stock is convertible at the option of the holder in whole or in part at any time after the Original Issue Date into shares of Common Stock (subject to reduction pursuant to Section 5(a)(ii) hereof and Section [ ] of the Purchase Agreement) at the Conversion Ratio (as defined in Section 6). The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(b) and 5(a)(ii) hereof and Section [ ] of the Purchase Agreement, each Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

     (ii)  Certain Regulatory Approval.  If on the Conversion
Date applicable to any conversion, (A) the Common Stock is then listed for trading on the Nasdaq National Market, The New York Stock Exchange, the American Stock Exchange or if the rules of The Nasdaq Stock Market, Inc. are hereafter amended to extend or adopt rules similar to Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and the Company's Common Stock is listed for trading on such market or exchange, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock and in respect of payment of dividends hereunder, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the holder so requesting a conversion of Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Preferred Stock then outstanding and held by such holder bears to the aggregate number of shares of Preferred Stock then outstanding and, with respect to the remainder of the shares of Preferred Stock then held by such holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of such holder's pro rata portion of the Issuable Maximum, the converting holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2)(i) issue and deliver to such holder a number of shares of Common Stock as equals (x) the number of shares of Preferred Stock (or such portions thereof) tendered for conversion in respect of the Conversion Notice at issue but for which a conversion in accordance with the other terms hereof would result in an issuance of Common Stock in excess of such holder's pro rata portion of the Issuable Maximum, divided by (y) the Initial Conversion Price (as defined in
Section 5(c)(i)), and (ii) cash in an amount equal to the product of (x) the Per Share Market Value on the Conversion Date and (y) the number of shares of Common Stock in excess of such holder's pro rata portion of the Issuable Maximum that would have otherwise been issuable to the holder in respect of such conversion but for the provisions of this Section (such amount of cash being hereinafter referred to as the "Discount Equivalent"). If the Company fails to pay the Discount Equivalent in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to the converting holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full. The entire Discount Equivalent, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

     (b) Not later than three (3) Trading Days after a Conversion
Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being issued upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(ii) hereof and Section 3.9 of the Purchase Agreement), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued and unpaid dividends in cash) and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement), representing such number of shares of Common Stock as are issuable on account of accrued dividends in such number as determined in accordance with Section 2(a); provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are delivered for conversion to the Company, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth (5th) Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fifth (5th) Trading Day until the tenth (10th) Trading Day after the Conversion Date, thereafter, the Company shall, pay to such holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such tenth (10th) Trading Day after the Conversion Date until such certificates are delivered. Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus
(B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

     (c)  (i)  The conversion price for each share of Preferred
Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (A) the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price") and (B) the product of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Conversion Date multiplied by the Applicable

Percentage (as defined in Section 6); provided that, (a) if the Underlying Shares Registration Statement is not filed on or prior to the 20th day after the Original Issue Date, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that an Underlying Shares Registration Statement will not be "reviewed," or not subject to further review or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 60th day after the Original Issue Date, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within ten (10) Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for any reason (other than as a result of the suspension of trading in securities generally) for more than four days in the aggregate, or (f) if the conversion rights of the holders of Preferred Stock hereunder are suspended for any reason or (g) if the Company breaches in a material respect any covenant or other material term or condition to the Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Company (any such failure being referred to as an "Event," and for purposes of clauses (a), (c) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) Trading Days period is exceeded, or for purposes of clause (d) the date which such 10 Trading Day-period is exceeded, or for purposes of clause (e) the date on which such four day period is exceeded, or for clause (g) the date on which such thirty (30) day period is exceeded, being referred to as "Event Date"), the Applicable Percentage shall be decreased by 2.5% each month (i.e., the Applicable Percentage would decrease by 2.5% as of the Event Date and an additional 2.5% as of the first monthly anniversary of the Event Date) until the later to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to each holder of Preferred Stock the product of 2.5% and the aggregate of the Stated Values for the shares of Preferred Stock then held by such holder, in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

     (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of

Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

       (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

      (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market

Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

       (v) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another Person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares of Preferred Stock, together with all accrued and unpaid dividends thereon, only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock, together with all accrued and unpaid dividends thereon could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) to require that the Person with whom such consolidation, merger, sale or transfer or share exchange takes place issue and deliver to the holders of the Preferred Stock shares of convertible preferred stock or convertible debentures of such Person which newly issued shares or debentures (as the case may be) shall have terms substantially similar in all material respects to the terms of the Preferred Stock (including with respect to conversion) and shall be entitled to all of the rights and privileges of a holder of Preferred Stock set forth herein, in the Registration Rights Agreement and in the Purchase Agreement (including without limitation, such rights as relates to the acquisition, transferability, registration and listing of the stock or other securities issuable upon conversion of such convertible preferred stock or convertible debentures). In such case, the conversion price for such newly issued convertible securities shall be based upon the amount of securities, cash or property that each share of Common Stock would receive in the transaction giving rise to the obligation to issue such securities, the Conversion Ratio immediately prior to the effective or closing date for such transaction and the Conversion

Price stated herein. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

       (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

       (vii) Whenever the Initial Conversion Price is adjusted pursuant to Section 5(c)(ii), (iii), (iv) or (v) the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

       (viii)  If:

             A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

             B.   the Company shall declare a special
                  nonrecurring cash dividend on or a redemption of its Common Stock; or

             C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

             D.   the approval of any stockholders of the
                  Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

             E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating

(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

      (ix) If the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Preferred Stock. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

     (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

     (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

     (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

      (i) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Legal Department of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 7:00 p.m. (New York Time) on any date and earlier than 11:59 p.m. (New York Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      Section 6.  Optional Redemption.

       (a) All outstanding and unconverted shares of Preferred Stock after the Original Issue Date may, at the Company's option upon at least ten
(10) days notice to the Purchaser, be redeemed by the Company pursuant to this Section 6(a), from funds legally available therefor at a price per share of Preferred Stock equal to the Conversion Price in Section 5, plus accrued dividends. Thereafter, all shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock. The entire redemption price shall be paid in cash.

       (b)  If any portion of the applicable redemption price under
Section 6(a) shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 8% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the holder the shares of Common

Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

      Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

     "Applicable Percentage" means (i) 90% for any conversion honored on or prior to the expiration of the 120th day after the Original Issue Date and (ii) 87.5% for any conversion honored thereafter.

     "Common Stock" means the Company's common stock, $.0001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

     "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

     "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

     "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq SmallCap Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq SmallCap Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or
(d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

     "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "Purchase Agreement" means the Convertible Preferred Stock
Purchase and Exchange Agreement, dated as of October 24, 1997, between the Company and the original holder of the Preferred Stock.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated as of October 24, 1997, between the Company and the original holder of Preferred Stock.

     "Trading Day" means (a) a day on which the Common Stock is traded on the Nasdaq SmallCap Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement.

                            EXHIBIT A
                       NOTICE OF CONVERSION

(To be executed by the registered holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series [ ] Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of fonix corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                         __________________________________________________
                         Date to effect conversion


                         __________________________________________________
                         Number of shares of Preferred Stock to be converted


                         _________________________________________________
                         Number of shares of Common Stock to be issued


                         __________________________________________________
                         Applicable conversion price


                         __________________________________________________
                         Name of Holder



                         ____________________________________________________
                         Address of Holder


                         __________________________________
                         Authorized Signature